EXHIBIT 99.1

DG SYSTEMS

Moderator: Scott Ginsburg

May 9, 2005

9:00 am CT

Operator: Ladies and gentlemen, thank you for standing by and welcome to the DG Systems First Quarter Earnings Conference Call.

During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct the question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

As a reminder, this conference is being recorded Monday, May 9, 2005.

I would now like to turn the conference over to Mr. Scott Ginsburg, Chairman and Chief Executive Officer at DG Systems.

Please go ahead, sir.

Scott Ginsburg: Thank you, operator and welcome everyone to the call.

Before we proceed further, I would like to ask Omar to read the Safe Harbor language please.

Omar Choucair: Thanks, Scott.

Our discussion with you today may contain certain forward-looking statements relating to the company, including the expansion of its digital distribution network and the demand among certain clients for digital audio and video delivery services.

These statements are based on economic and market conditions as of May 6, 2005 and assume no material changes in economic conditions or other major world events.

The company can give no assurance as to whether these conditions will continue or if they change, how such changes may affect the company's current expectations. While the company may from time-to-time revise its outlook or issue updated guidance, it assumes no obligation to do so.

Listeners are further cautioned that these forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from those projected. These and other risks related to DG System's business are set forth in the company's Form 10K filed with the Securities and Exchange Commission on March 31, 2005.

Today's call and Webcast may include non-GAAP financial measures within the meaning of the SEC Reg. G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found in today's press release.

Scott?

Scott Ginsburg: Thank you, Omar.

Well, good morning everybody.

We continue to make steady tangible progress on our strategic plan to retool our systems, improve customer service, and reposition the company for growth.

In the first quarter of this year, we delivered on our strategy the return to revenue growth through a combination of strategic acquisitions and partnerships, expansion of our industry leading network and customer service enhancements.

The first quarter's most significant developments were our strategic investments in alliance with Verance and our acquisition which we completed earlier in the second quarter of the Media DVX network.

Network expansion has continued at a fast pace. DG now reaches over 3,400 TV stations, cable systems, and broadcast or cable network destinations.

The Affiliate Relations Group comprised of 19 professionals has achieved success with the universal deployment initiative and DG customers can now reach an unprecedented number of media outlets electronically.

Our customer and partner feedback has been very positive. They recognized we are creating a compelling electronic alternative to dub-and-ship. The dub-and-ship business which represents $40 million to $50 million of standard definition sends to media outlets is going to be converted to electronic sends over the next couple of years.

We are seeing more electronic traffic on our digital network than ever before, highest in the entire industry. Our 85% online performance is expected to continue to grow throughout the year. And with our current numbers in the second quarter, our online performance is now reaching over 90% for the past few weeks.

While we improve efficiency and reliability, we think a long-term view of our business and we ask for our shareholders' continued patience. But fortunately, we do not need to ask for that much more.

Our year-over-year revenues have been impacted by the dub-and-ship business going away due to our online efficiencies. The dub-and-ship portion of our business was very profitable. We just have less of it.

In addition, we have not totally realigned our staff for these efficiencies and our margins will improve in future quarters with this paradigm shift.

Furthermore, our pricing for standard definition commercial sends has come down for the past year or two but most importantly, pricing has stabilized and we see it beginning to rationalize as the market rallies around our technology successes.

Let's also remember that last year was a political year and that business will recur approximately next year with the Congressional elections. Every four years, we get the benefit of elections and Olympics; this is not one of those years.

More important to our business model is that as of right now, 59 of the Top 100 national advertisers use our two electronic networks to distribute their commercials.

Think of this, we have achieved something no other shipper -- physical dub-and-ship or electronic -- has ever been able to achieve. We have executed perfectly on a very elaborate plan. And that execution of the plan I am highly confident will just get better and better over the next few quarters.

Let me explain.

As we move to HDTV sends, integrator dependence by advertisers on electronic shipping of their commercials, our HD compliant network will ramp up with additional, high-priced traffic extremely well.

As a result, our current financial models will take a positive change. Timing of that change is what we are trying to project now. Perhaps some information will help all of us think about the timing issue.

We are a satellite and Internet-based video network. With our redundant satellites, Internet and multiple boxes, servers in each media outlet, we have spent the last year and one half to become the most reliable network for national, regional and local brands to use for transporting their commercial material over our networks. All of our technology cost and our fixed cost are being paid for under our current cost structures.

Right now, advertisers ship standard definition TV commercials over our network. Soon, it will send HD commercials over our network and that means we will have no additional fixed cost expenditures to make. But on the other hand, we will have significant new sources of revenues. The question, when will this happen.

Well, there are several factors. FCC mandates their proliferation of HD programming on over-the-air TV, cable and satellite, and the distribution of HD monitors in US homes.

Wal-Mart has declared that they intend to be the largest distributor of HD monitors in the world, and they are gearing themselves up to do that now. However, this we do know. The train has left the station in HD sometime ago.

Many brands already are shooting their commercials using HD. We will be the preferred choice of these brands because of our leadership, our vast footprint, and our technology that allows a commercial to go from the posthouse all the way to the play-the-air systems inside the media outlets without ever being touched by a human being.

Today, we declared to our shareholders that we have done what we have promised. We have set up the world's first digital network that can deliver online over 90% of the material submitted to us to all the media outlets in the United States. What starts electronically stays online in an electronic environment.

Our next goal will be this.

What starts as a digital file stays in a digital format from beginning to end. And that means we will deliver on the guarantee of quality which every brand owner will demand.

In short, we are excited about what we have done and we have done it while protecting the company's revenues, EBITDA and free cash flow.

We will discuss all of these efforts in greater detail shortly. But first, let me ask Omar Choucair, the company's Chief Financial Officer, to review the first quarter '05 financial results.

Omar Choucair: Thanks, Scott and good morning to everyone.

I want to join Scott in thanking everyone for participating in today's call.

We generated positive EBITDA, operating income, and net income in the first quarter. As you can see from our release, year-over-year first quarter consolidated revenues were up 17% to $15.7 million.

First quarter 2005 consolidated EBITDA was 3.6 million, an increase of 9% versus 2004 Q1 EBITDA of 3.3 million.

In the first quarter of 2005, we reported net income of 1.1 million or 2 cents versus the same 2 cents in Q1 of last year.

Gross margins in the first quarter were 42% compared to Q1 2004 gross margins of 48%.

The majority of the cost of sales represents fixed expenses including our customer service effort, the satellite Internet connectivity to our DG Spot Boxes and regional customer service (and desk).

EBITDA margins for the first quarter '05 were 23.1% compared to 24.8% in Q1 of '04.

Interest expense increased during Q1 of '05 to 392,000 versus 271,000 in the year ago quarter resulting from higher debt levels related to the AGT and Source TV acquisitions.

Before moving on to some balance sheet items, I want to - (brought) everyone a quick update on the AGT integration.

Our New York consolidation was completed in early 2005. The integration of the LA operation should be completed in late summer 2005 and there are no material charges that are anticipated.

Moving on, we continued to utilize our cash flow to pay down debt during the first quarter. We repaid approximately $2 million in outstanding debt during Q1 and had a $16.4 million outstanding debt balance with cash balances of $3.5 million at March 31 which resulted in $12.9 million of net debt.

Reflecting the completion of the acquisition of Media DVX on April 15, 2005 DG's net debt is approximately 21.5 million.

As reported in the press release DG refinanced our credit facility with JP Morgan Chase, Comerica, and Metro Bank. We closed a $30 million credit facility with the term of 3-1/2 years. Our strong relationships with our bank group enabled the company to react quickly to market opportunities.

We closed our acquisition in the Media DVX in April of '05. We issued approximately 1.5 million shares of DG Systems common stock paid $1.5 million of cash and issued a note for $6.5 million to the seller.

Moving on, DG incurred CAPEX totaling approximately $1 million during the period with the DG Spot Box deployment representing approximately $400,000.

In second quarter of '05, we'll spend approximately 700,000 per CAPEX to expand our satellite capacity. We then see about 750,000 of CAPEX spending in the back half of '05 which should return us to an annualized CAPEX spending level.

As a reminder, our tax expenses do not result in any regular federal income tax payments paid by the company and have no impact on future operating income, EBITDA or free cash flow.

We have calculated our GAAP taxes using an effective rate of approximately 38% through 2005 and this tax provision does not result in cash taxes.

Finally, the company repurchased approximately 108,000 shares of its common stock in the quarter ended March 31, '05 at an average price of $1.46 per share. This brings our total stock buyback over the last two quarters to 564,000 shares at an average cost of $1.33. We see the shares are representing a good value at these levels.

Scott?

Scott Ginsburg: Thank you, Omar. Well, let me give you an overview.

As Omar's review and my opening remarks suggest, the first quarter was a period of progress and achievement for DG. We've examined our competitive position, our peers in the market; we identified a huge opportunity to difference - to differentiate DG by having better technology, a bigger and more robust network, and delivering an improved customer experience.

As with our business update last quarter I want to provide additional insight into our progress over the last few months and how our recent progress is consistent with the long-term vision for DG.

The Media DVX acquisition, let me make a few comments about that. It was a strategic investment, it was critical to our customer retention, it enhances customer acquisition capacity, it achieves synergies of using one NOC, Media DVX had approximately 26 employees when we combine that and move the NOC to our Dallas location, we would expect to have perfect operating synergies and be able to reduce that to five to seven additional employees within our entire organization and that primarily is composed of customer service and sales organization.

As everybody knows, we made an investment in Verance and ConfirMedia and we entered into a license agreement with them.

That strategic investment has created sales enhancements right now large advertisers, national advertisers are demanding airplay verification services, it makes for accountability and regulatory compliance with the Sarbanes-Oxley Act.

In our press release today, you will notice that at the Website, www.trustpremiere.com which is a radio network, the largest radio network in the country, they speak very highly not only of the Verance air played verification services but also of our StarGuide Digital Networks and what we do for them.

And I think when you look at the combination of the solution sets that are coming out of DG, we were able to help our partners which are the advertisers and the networks gain, excuse me, gain accountability and regulatory compliance which is most important to them.

Next, I'd like to talk briefly about our network upgrade and expansion.

Our DG Spot Box which was retooled last spring to facility Triple Play, the ability to accept Internet, satellite, and physical deliveries and interact with our new order management system, since that time, we've connected over 1,400 affiliates besides replacing the entire embedded base.

In addition, we have been hooking up actively to the Internet and I believe now we have plans that by the first of next year, we will be fairly universally installed with respect to broadband connections.

The Spot Box is in use at over 3,400 television cable and network broadcast destinations and the list is growing as we aggressively pursue cable outlets and TV and cable networks.

It is my judgment that later this year, we will have achieved the universal deployment initiative that we undertook last summer.

We now reached over 97% of the top broadcast TV destinations in the United States of America. We reached over 92% of all the cable outlets in the United States and our connection to the networks is over - at this time, is over 70% and we expect to see that grow to over 90% in the next few months.

Traffic in our digital network continues increasingly traditional physical deliveries via our dub-and-ship facilities are expected to decline dramatically resulting in lower dub ship cost, more delivery options, and greater capacity equal more reliability, convenience and better service for our customers.

As I mentioned earlier, it's extremely important in digital and in the HD TV era to have a robust network. HD TV files are extremely large and requires substantially more bandwidth than analog format.

Perhaps more important than any of that is that when you look at what it cost to dub-and-ship an HD TV commercial, we are up against a cost of something between $120 and $200 per commercial and we can do much better than that on our electronic network so that our electronic network will be by far, a preferred medium to use rather than a physical dub-and-ship.

Our new DG connect platform was launched during the first quarter, that is our new customer Web portal in which they are able to interact - customers were able to interact with our network. We have added new functionality that has never before existed in the industry and made our network more transparent so customers can track a spot in - as it moves from endpoint-to-endpoint.

When combined with the powerful new capabilities of our network and the Verance ConfirMedia enhancements, we have created a truly unique service combination.

Importantly, the platform's open architecture will help us introduce viable new applications that further improve the customer experience.

Strategic growth.

We've looked beyond DG for new growth opportunities and found them in the ConfirMedia and Media DVX acquisition.

Both investments were extremely helpful to us. We expanded our customer base and service capacity and of course, were additive to our operating results.

We continue to look for additional opportunities to acquire companies that will fit into our corporate strategy. And of course, Omar has mentioned that we've recently closed on our bank facility that will allow us to do that.

Our outlook for 2005 and beyond.

We are not issuing today full year guidance but I will say that we have high expectations this year from an operating and financial standpoint. That means we expect higher deliveries and more network traffic, more customer wins, and ultimately, an improved financial performance.

Clearly, making our network more friendly, reliable, and robust will continue to make a difference with advertisers as we enter the HD TV era. But we're going to pair that convenience with high touch customer care backed by the range of delivery options, the broadest network reach and unmatched levels of flexibility.

In 2005, we will continue to pursue our universal deployment strategy and educate our customers about the benefits of our service improvements and expanded network.

We will also continue to pursue strategic alliances such as the one we struck with (Telestream) that paired DG's industry leading network and service platform with technologies that increased the value of our service improved - and improved the customer experience.

The DG Board demonstrated confidence in our prospects by authorizing the $3.5 million share repurchase program in December. As Omar reported, we already purchased over 564,000 shares. We also will continue to use our free cash flow to improve the balance sheet in 2005 and pursue new growth and investment strategies that further position DG for growth.

With that operator, I'd like to proceed to questions and answers.

Operator: Thank you.

Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-tone prompt to acknowledge your request.

If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

If you are using a speakerphone, please lift your handset before entering your request.

One moment please for the first question.

Our first question comes from the line of (Blaine Marder) with (Lowes Partners).

Please proceed with your question.

(Blaine Marder): Hi, guys.

Scott, you mentioned you have capacity to do more in terms of strategic acquisitions. Do you feel somewhat at least set for now, you have your network, you spent out, and with these couple of deals or do you see something more and hear in the near term.

Scott Ginsburg: You know, (Blaine), I will always look for opportunities for this company to expand its reach. Earlier in the conversation, I mentioned that we have - we are now touching 59 of the top 100 accounts in this country and it is our goal to continue to make that grow.

And I can only say that there are a few additional ways that we've looked at that will make that client roster grow and make us, in my judgment, a stronger network.

So there are different ways to do that and while I wouldn't want to give out everyone of my corporate initiatives and strategic plans on this phone call, I'd assure you that anything we look at this point would be both accretive and would expand the DG brands, it would improve our store front operations, it would be part and parcel of a plan that was - began a year and a half ago to make DG the standard for sending commercial material from the brands to the media outlet.

(Blaine Marder): Okay, and you recently finished with all your technology initiatives or not yet finished or at least a good part of them. With Verance being integrated, you're seeing pricing stabilize, at least give us a sense of when you would see things kind of turning a bit if you will in terms of organic growth and just really starting to get some of the benefits of the spending that you've been doing?

Scott Ginsburg: I think that the indication you've had (Blaine) is that has begun. One of the things that we are seeing is that as we go and I'm - I've turned my attention from building the platform and the network and from improving the technology, I've turned my attention out to the customer experience.

And in that area we look at this as we have a series of store fronts there in Los Angeles, Chicago, Detroit, New York, Dallas, and other places, we're online obviously, that's hopefully a major storefront for us.

But it's the customer experience now that we're really focused on and making sure that our customers feel that they're important and that they have - able to relate to us.

Everybody believes that they have the most important account inside the company and I think that is something that we need to focus on and we are focusing on in a major way now with our DG connect products and with our ability to handle their HD needs for the future.

This is the largest topic in our business and there are some companies out there today saying that you cannot send an HD file over an electronic network. Nothing could be further from the truth and it's our job to educate all of our customers on what we will be able to do for them over the coming four or five quarters.

And to answer your question a little more directly (Blaine), let's talk about the HD situation.

We've indicated that we now obviously sent standard definition spots over our network and we do, and we've reached a number over the last five weeks of sending more than 90% online.

We think that number goes up another five to seven points over the balance of this year as we continue to hook up cable, TV, and cable and TV networks.

But importantly than that as these advertisers shoots these HD TV spots, they want to know how we will deliver them, and what we can tell them and we can guarantee them that we have an HD compliant network, it means without any additional customer acquisitions that we will have additional traffic and additional revenue on our network without any additional fixed costs.

Our satellites have - our satellite transponders, our DG Spot Boxes, our pipelines are all setup as well as our technology.

And so when will that happen?

Well, here's what we do know. We do know that Direct TV is turning on a number of high definition channels over the next few weeks in five major US cities.

We know that TV stations are transmitting today in both analog and digital formats. We know that the FCC is demanding that these TV stations that have been given these expanded bandwidths migrate over to those expanded bandwidths and at some point over the next two or three years, will be asked to give back their analog bandwidth.

(Blaine Marder): Uh-huh.

Scott Ginsburg: All of that is good news for what we have done to make our network comply with the future of what the US television industry, what the US cable industry looks like.

So do I think it will happen next year? Do I think it will happen next quarter?

I believe that between now and the end of 2006, we are going to see a ramp up of HD like we've never seen and before obviously, and but we will see a rapid advancement.

Currently, the major events like the Superbowl, the Academy Awards, the Grammy Awards; big functions like that that people come and tune their TV or being done in high definition. And I can assure you that the advertisers expect to have their TV spots delivered to the stations in both the standard definition and in high definition mode.

So we will be able to that on this network, we'll be able to expand the traffic and I think that in it of itself is as good as any customer acquisition we could have, but that still remains one of our goals as additional customer acquisition.

(Blaine Marder): Thanks a lot, Scott.

Do you want to give us an estimate of Media DVX revenues this year or EBITDA this year or give us a sense of what that business is generating for our model?

Scott Ginsburg: Well, Media DVX is - Media DVX has been a great opportunity for us to get close to a number of storefronts that use them - that were not our storefronts. They were independent dub-and-ship houses throughout the country that use Media DVX exclusively for their sending.

So now, we're able to get closer and closer to other advertisers that we did not touch before.

Your question is on the numbers, I'll let Omar handle that if he feels like it.

Omar Choucair: Yeah, how are you (Blaine)?

I will - I think we'll be in the better position probably the next quarter to really give you a good projection in the sense that as Scott mentioned earlier, there is a transition period that the company is working very diligently with, with our engineering and customer service folks and we're going to try to make it as fast and furious as possible and we think that by the end of the summer, we'll have relocated the NOC from the current location into the Dallas NOC.

And I think if you could give us a couple of months to work and sort through that, I think we'll have a better opportunity to give you, you know, a more precise number during the second quarter.

(Blaine Marder): All right, thanks a lot guys.

Omar Choucair: No problem.

Operator: Thank you.

Ladies and gentlemen, as a reminder, to register for a question, please press the 1 followed by the 4.

Mr. Ginsburg, I will now turn the conference call back to you to continue with your presentation or closing remarks.

Scott Ginsburg: Well, thank you very much operator.

In summary, DG Systems is stronger and more competitive that ever in its history and we're only getting stronger. In less than one year, we have totally reengineered our network, expanded its reach and created new service options to simplify and improve the customer experience.

Competitively, no other service provider in the marketplace can match us on reach, ease of use, features, functionality, and high levels of service. With these tools and enhancements in place, DG has there been stronger of better positioned to grow with its customers.

Our next phase of technology innovations will address the transition our clients and affiliates face as they move to an all digital and HD TV environment.

We will continue to use free cash flow to pay down debt and make investments that offers significant returns to our customers and shareholders in the periods ahead.

The executive team continues to pursue new acquisition that can bring strategic and financial value to DG.

Moreover, we are committed to delivering cash flow, net income, and the EPS from our business whatever the operating environment.

Our vision is to remain not just the leader in digital distribution services but to build our market share by also becoming the industry's most service-oriented and easy-to-work-with provider.

I want to thank everybody again for joining us today. We appreciate your patience, we appreciate your support, and we look forward to reporting to you further on our plan and the results that we are achieving.

Operator: Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your line.

END